Exhibit 23.1

Independent Auditors' Consent

The Board of Directors
Sealed Air Corporation:


We consent to the use of our report dated January 24, 2003, with respect to the Consolidated Balance Sheets of Sealed Air Corporation and Subsidiaries as of December 31, 2002 and 2001, and the related Consolidated Statements of Operations, Shareholders' Equity, Cash Flows, and Comprehensive (Loss) Income for each of the years in the three-year period ended December 31, 2002, and the related schedule, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus. Our report on such consolidated financial statements refers to the Company's adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," as of January 1, 2002.



KPMG LLP
/S/ KPMG LLP
Short Hills, New Jersey
November 3, 2003